Exhibit 10.7

Summary Sheet for Executive Officer Compensation

Base Salary

Effective April 1, 2009, in an effort to reduce costs during the economic slowdown, the Company effected reductions in the salaries of officers and employees. Mr. Gorder’s salary was reduced by 20%, the salaries of each of our other executive officers were reduced by 15% and the salaries of our employees were reduced by 5-10%. There has been no defined timeline for restoring the employee salaries or directors quarterly retainer installments and meeting fees.

In December 2009 and February 2010, the Compensation Committee considered the base salaries of the executive officers for 2010. The Compensation Committee increased the base salary of Mr. Gruenhagen to $150,000, retroactive to January 1, 2009, but subject to the 15% salary reduction for executive officers. The Compensation Committee determined that due to the economic climate, the base salaries of the other executive officers would not be increased. In February 2010, the Compensation Committee made determinations with respect to the bonuses and stock options to be awarded to the executive officers for services in 2009 as follows:

Name	2010 Annual Base Salary	2009 Annual Bonus	Stock Options Awarded
Mark S. Gorder, President and Chief Executive Officer	$350,000	$—	15,000
Scott Longval, Chief Financial Officer and Treasurer	$165,000	$—	10,000
Steven M. Binnix, Vice President and General Manager of RTIE	$175,000	$—	—
Christopher D. Conger, Vice President, Research and Development	$185,000	$—	10,000
Michael P. Geraci, Vice President, Sales and Marketing	$200,000	$—	10,000
Dennis L. Gonsior, Vice President, Global Operations	$185,000	$—	10,000
Greg Gruenhagen Vice President of Corporate Quality	$150,000	$—	10,000

*Amounts shown do not reflect temporary salary reductions of 20% for Mr. Gorder and 15% for all other executive officers.

The exercise price of the stock options is equal to $3.16 per share, the closing price of the common stock of the Company on the date of the Compensation Committee meeting. The options will vest and become exercisable (which may be in whole or in part as determined by the Committee) on or after December 31, 2011 based on the Company’s satisfaction of certain strategic objectives established by the Committee, except that the options will become immediately exercisable upon a “change in control” as defined in the 2006 Equity Incentive Plan or the death or disability of the recipient, and will expire ten years after the date of grant, unless terminated earlier by the terms of the option. The Committee has the discretion to determine whether the strategic objectives have been satisfied and to adjust the strategic objectives and vesting of the options as circumstances warrant.

2010 Incentive Plan

In February 2010, the Compensation Committee adopted the 2010 Incentive Plan, which is not set forth in a written agreement. Pursuant to the 2010 Incentive Plan, certain executive officers of IntriCon are eligible to receive incentive compensation based on (i) IntriCon achieving a designated level of adjusted income from continuing operations for 2010, referred to as the “plan target” and (ii) achievement of designated strategic objectives. A participant will receive incentive compensation only if both the minimum plan target and some or all of the strategic objectives are achieved. Based on IntriCon achieving from 80% to 150% of the plan target for 2010 and achieving all strategic objectives, Mr. Gorder will be eligible to receive incentive compensation ranging from 25% to 75%, respectively, of his 2010 salary and each of the other executive officers named below will be eligible to receive incentive compensation ranging from 20% to 60%, respectively, of their 2010 salary. Between these points, the amount of the incentive compensation available will increase or decrease proportionately based upon IntriCon achieving more or less than the plan target; however, no incentive compensation will be paid if IntriCon achieves less than 80% of the plan target and the maximum incentive compensation payable is capped at IntriCon achieving 150% of the plan target. The plan target is based on 2010 income from continuing operations, as adjusted to add back stock option expense for 2010; provided, that the plan target will not be achieved unless all 2010 salary reductions to all employees have been paid or accrued (and therefore reflected in 2010 income from continuing operations). Further, the plan target must be achieved after accruing any incentive compensation payable under the 2010 Incentive Plan.

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The following table shows the potential amounts payable to the executive officers named below under the 2010 Incentive Plan at different levels of the plan target, assuming, in each case, that all of the strategic objectives are met:

	Potential incentive compensation payable under the 2010 Incentive Plan at the following levels of Plan Target:
	Minimum (80% of Plan Target)	Target (100% of Plan Target)	Maximum (150% of Plan Target)
Name	Potential Incentive Compensation
Mark S. Gorder	$87,500	$175,000	$262,500
Scott Longval	33,000	66,000	99,000
Christopher D. Conger	37,000	74,000	111,000
Michael P. Geraci	40,000	80,000	120,000
Dennis L. Gonsior	37,000	74,000	111,000
Greg Gruenhagen	30,000	60,000	90,000

The Committee has the discretion to determine whether (and at what level) the plan target and strategic objectives have been satisfied and to adjust the plan target and strategic objectives as circumstances warrant. The Committee also has the authority to weight the importance of the strategic objectives and to determine the amount of the awards if less than all of the strategic objectives are achieved.

Plans and Other Arrangements

The executive officers are also eligible to participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan. Under the Non-Employee Director and Executive Officer Stock Purchase Program, executive officers may purchase common stock directly from the Company at the last reported sale price on the date that the election to purchase is made.

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